EXHIBIT 2

                       AGREEMENT AND PLAN OF EXCHANGE

     This Agreement and Plan of Exchange ("Agreement") between Global Diversified Industries, Inc., a Nevada corporation ("Global"), and MBS Construction, Inc., a Nevada corporation ("MBS" or "Acquired Corporation"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 28th day of February 2003, hereinafter "Effective Date".

     WHEREAS, Global is a corporation organized and existing under the laws of the State of Nevada, having been originally incorporated on September 14, 1990, with its principal business office located at 1200 Airport Road, Chowchilla, CA 93610;

     WHEREAS, the authorized capital stock of Global consists of Four Hundred Million (400,000,000) shares of common stock, par value of $0.001 per share, of which One Hundred Nine Million Four Hundred Forty Three Thousand Eight Hundred Ninety One (109,443,891) shares are presently issued and outstanding.

     WHEREAS, Nevada Revised Statutes 92A.110 confers upon Global the power to acquire all of the outstanding owner's interests of one or more classes or series of another entity not already owned by it, and Nevada Revised Statutes 92A.250 confers upon Global the right to issue its own shares in exchange for shares of another corporation;

     WHEREAS, MBS is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 6840 Orangethorpe Ave, Unit C, Buena Park, California 90620;

     WHEREAS, MBS currently has issued and outstanding Twenty Five Thousand (25,000) shares of common stock, par value of no par value;

     WHEREAS, MBS is a corporation that seeks to become a wholly-owned subsidiary of a publicly-traded Over-the-Counter Bulletin Board Company;

     WHEREAS, the respective boards of directors of Global and MBS deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement pursuant to the terms and conditions contained herein; and

     WHEREAS, in order to consummate this exchange and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Global and MBS approve and adopt this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, there shall be an exchange of interest between Global and MBS as of the Effective Date with MBS being a wholly-owned subsidiary of Global, all on the terms and conditions set forth as follows:

                                 ARTICLE I

                            EXCHANGE OF INTEREST

1.  Shareholder Approval by MBS.

     This Agreement has been submitted to the shareholders of MBS as provided for in accordance with the Nevada Revised Statutes and has been adopted by receiving the affirmative vote of the holders of a majority of the common stock of MBS. As for Global, it has been determined by the Board of Directors in accordance with the NRS that shareholder approval is not necessary for Global to approve the acquisition of MBS. As this Agreement has been so approved and adopted, Global and MBS shall immediately proceed to effectuate the acquisition of MBS by Global.

                                  ARTICLE II

                   NAME AND CONTINUED CORPORATE EXISTENCE
                           OF ACQUIRED CORPORATION

     The corporate name of MBS Construction, Inc, the acquired corporation, whose corporate existence will survive this exchange as a wholly-owned subsidiary of Global and continue thereafter, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the exchange of interest.

                                  ARTICLE III

                         DIRECTORS AND OFFICERS OF MBS

1.  Officers/Directors.

     The current Board of Directors and Officers of MBS shall not resign upon the Effective Date. The following individuals shall remain Officers and/or Directors of MBS:

                                Robert Cronin
                                  Joe Grubb

                                  ARTICLE IV

                   CAPITAL STOCK OF SURVIVING CORPORATION

     The capitalization of the MBS upon the Effective Date shall be as set forth in the certificate of incorporation of MBS.

                                   ARTICLE V

                   EXCHANGE OF SHARES/ ISSUANCE OF WARRANTS

     Global shall issue to MBS a total of Four Million (4,000,000) shares of common stock, par value of $.001 per share of Global, such that, for each of the 25,000 shares of MBS outstanding, there will be 160 shares of Global issued to MBS. In addition, Global will issue One Million Five Hundred Thousand (1,500,000) "cash less" warrants with an exercise price of Three Cents ($0.03) per share expiring twelve months from the Effective Date.

                                   ARTICLE VI

                              ASSETS AND LIABILITIES

     On the Effective Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall remain with each of the Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the exchange; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and any debts, liabilities, obligations and duties of the respective Constituent Corporations shall remain with each of them. The parties respectively agree that from time to time, when requested by either party or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as either party may deem necessary or desirable in order to vest in and confirm to each of the respective parties or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                                   ARTICLE VII

                CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

     Prior to the Effective Date, MBS shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, MBS shall not, except as otherwise consented to in writing by Global or as otherwise provided in this Agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Effective Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                                 ARTICLE VIII

                WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of MBS.

     MBS covenants, represents and warrants to Global that:

a. It is on the date of this Agreement, and will be on the Effective Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and (c) it is fully qualified to do business in the State of California;

b. Its Board of Directors and its stockholders have authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

c. It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

d. The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required or (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company.

e. It will use its best efforts to collect the accounts receivable owned by it and will follow its past practices in connection with the extension of any credit prior to the Effective Date; and

f. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Effective Date.

2.  Representations and Warranties of Global.

     Global covenants, represents and warrants to MBS that:

a. It is on the date of this Agreement, and will be on the Effective Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and (c) it is fully qualified to do business in the State of California;

b. Its Board of Directors have authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, and is a legal, valid, and binding obligation of the company, and is enforceable in accordance with its terms and conditions.

c. It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

d. The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required or (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company.

e. It will use its best efforts to collect the accounts receivable owned by it and will follow its past practices in connection with the extension of any credit prior to the Effective Date; and

f. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Effective Date.

                                  ARTICLE IX

                            CONSUMMATION OF EXCHANGE

     If the exchange contemplated is completed, all expenses incurred in consummating the plan of exchange shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by Global. If the merger is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

     To the extent provided below, the merger may be abandoned:

1.  At the election of the Board of Directors of either Constituent
Corporation if:

a. The warranties and representations of the other Constituent Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other Constituent Corporation shall not have been performed or satisfied in all material respects; or

b. Prior to the merger there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the merger contemplated hereby.

                                   ARTICLE X

                          POST EXECUTION, PRE EXCHANGE

     It is understood that upon execution of this Agreement, nothing shall cause this Agreement to be void, voidable or invalid.

                                   ARTICLE XI

                                  MISCELLANEOUS

1.  Access to Books and Records.

     The Constituent Corporations shall afford to the officers and authorized representatives of each of the Constituent Corporations free and full access to the plants, properties, books and records of each of the Constituent Corporations, with financial and operating data and other information as to the business and properties as each shall from time to time reasonably request. Unless and until the merger contemplated by this Agreement has been consummated, each of the Constituent Corporations and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or either
United States mail, postage prepaid, or Federal Express or similar generally recognized overnight carrier.

12.  Arbitration; Venue; Governing Law.

     This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service ("JAMS"). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS. Said venue of the arbitration shall be in Stanislaus County, California. Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Stanislaus County, California. This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

13.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Termination of Agreement.

     This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

15.  Survival of Provisions.

     The representations and warranties contained in Article VIII of this Agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX of this Agreement, shall expire with, and be terminated and extinguished by, the merger under this Agreement on the Effective Date.

16.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


                                Global Diversified Industries, Inc.


                                By: s/s Philip O. Hamilton
                                Phillip O. Hamilton, Chairman & CEO



                                MBS Construction, Inc.


                                By:s/s Robert Cronin
                                Robert Cronin